Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Announces Appointment

of Hans J. Sack as President

NORTH HUNTINGDON, PA, March 11, 2015 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced today that it has appointed Hans J. Sack to serve as President of the Company effective March 16, 2015.

Mr. Sack brings considerable experience in the metals and automotive industries. Accordingly, he will apply a strong base of leadership in operational, commercial, geographic and strategic matters to ExOne. In connection with this appointment, Mr. Sack resigned from the ExOne Board of Directors and as Chair of the Strategic Oversight Committee effective on March 10, 2015. Concurrently, the Board reduced its size to seven members and appointed current director Raymond J. Kilmer to serve as Chair of the Strategic Oversight Committee.

ExOne Chairman and CEO, S. Kent Rockwell, commented, “During his tenure as Director, Hans has demonstrated a wealth of operational and strategic experience, leadership and keen judgment. As President, he can be even more instrumental in the execution of our key strategic and operating plans for 2015 and beyond. We are pleased to welcome him to our executive team.”

Mr. Sack served as a member of the ExOne Board of Directors and as Chair of the Strategic Oversight Committee from December 17, 2014 to March 10, 2015. Mr. Sack also served as a Managing Director of HEADWATERS | SC, a private consulting firm, from 2013 to February 28, 2015. In that position, he worked on client engagement matters relating to business growth, strategy development and implementation, operational improvement initiatives, and acquisition and consolidation strategies and related due diligence. Prior to joining Headwaters, from 2010 to 2012, Mr. Sack served as President and CEO of Berg Steel Pipe Corp., the US subsidiary of Europipe GmbH, a global leader in large diameter pipe for oil and gas pipelines. Prior thereto, he served as President and CEO of Latrobe Specialty Steel Company, a producer of aerospace metals and tool steels owned by private equity firms, from 2006 to 2009. From 1990 to 2006, Mr. Sack was employed by The Timken Company’s (NYSE: TKR) steel business, which is now known as TimkenSteel Corporation (NYSE: TMST), serving in progressively challenging operational roles which lead to President and CEO of Timken Latrobe Steel in 1996 and becoming an officer of The Timken Company in 1998. Mr. Sack received a master’s degree in mechanical engineering from RWTH Aachen, Germany, and a master’s degree in business administration from the Harvard University Graduate School of Business Administration. He is a member of the Board of Directors of Saint Vincent College and its McKenna School of Business, Economics and Government.

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The ExOne Company Announces Appointment of Hans J. Sack as President

March 11, 2015

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and prints products for customers through its eight production service centers (“PSCs”), which are located in the United States, Germany, Italy and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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